For Period ended 09/30/15                                           Series 56
File Number 811-4019

Sub-Item 77D(b): Policies with respect to security investments
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               USAA TARGET MANAGED ALLOCATION FUND
               SUPPLEMENT DATED SEPTEMBER 30, 2015
                      TO THE FUND'S PROSPECTUS
                         DATED AUGUST 7, 2015

This Supplement updates certain information contained in the above-dated prospectus for the USAA Target Managed Allocation Fund (the Fund).

The following disclosure hereby replaces the third paragraph in its entirety under "Fund Management" found on page 18 of the prospectus:

    For our services, the Fund pays us an investment management fee, which is accrued daily and paid monthly, equal to an annualized rate of one-half of one percent (0.50%) of the Fund's average daily net assets.


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                  USAA TARGET MANAGED ALLOCATION FUND
                  SUPPLEMENT DATED SEPTEMBER 30, 2015
          TO THE FUND'S STATEMENT OF ADDITIONAL INFORMATION
                        DATED AUGUST 7, 2015

This Supplement updates certain information contained in the above-dated statement of additional information (SAI) for the USAA Target Managed Allocation Fund (the Fund).

The following disclosure hereby replaces the last paragraph in its entirety under "Advisory Agreement" found on page 40 of the SAI:

     From time to time, the Manager may, without prior notice to shareholders, waive all or any portion of fees or agree to reimburse expenses incurred by the Fund. The Manager has agreed, through August 7, 2016, to make payments or waive management, administration, and other fees to limit the expenses of the Fund so that the total annual operating expenses of the Fund (exclusive of commission recapture, expense offset arrangements, acquired fund fees and expenses, and extraordinary expenses) do not exceed the expense limitation of 0.70% as a percentage of average net assets. This reimbursement arrangement may not be changed or terminated during this time period without approval of the Fund's Board and may be changed or terminated by the Manager at any time after August 7, 2016.

The following disclosure hereby replaces the first paragraph in its entirety under "Administration and Servicing Agreement" found on page 40 of the SAI:

     Under an Administration and Servicing Agreement effective August 1, 2001, AMCO is obligated on a continuous basis to provide such administrative services as the Board reasonably deems necessary for the proper administration of the Funds. AMCO will generally assist in all aspects of the Fund's operations; supply and maintain office facilities, statistical and research data, data processing services, clerical, accounting, bookkeeping and recordkeeping services (including without limitation the maintenance of such books and records as are required under the 1940 Act and the rules thereunder, except as maintained by other agents), internal auditing, executive and administrative services, and stationery and office supplies; prepare and file tax returns; supply financial information and supporting data for reports to and filings with the SEC and various state Blue Sky authorities; supply supporting documentation for meetings of the Board; provide and maintain an appropriate fidelity bond; process and coordinate purchases and redemptions and coordinate and implement wire transfers in connection therewith; execute orders under any offer of exchange involving concurrent purchases and redemptions of shares of one or more funds in the USAA family of funds; respond to shareholder inquiries; assist in processing shareholder proxy statements, reports, prospectuses, and other shareholder communications; furnish statements and confirmations of all account activity; respond to shareholder complaints and other correspondence; and negotiate arrangements with, and supervise and coordinate the activities of, agents and others to supply services. For these services under the Administration and Servicing Agreement, the Trust has agreed to pay AMCO a fee computed daily and paid monthly, at an annual rate equal to one-twentieth of one percent (0.05%) of the average daily net assets for the Fund.